CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2015
SECOND-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, January 28, 2015, at 3:45 PM CT (4:45 PM ET)

•	Revenues grew to $44.7 million, a 38 percent increase over fiscal 2014 second quarter

◦	Coronary product revenues reached $6.3 million

•	ORBIT II 2-year data to be presented at CRT 2015 in February

•	COAST® coronary study enrollment completed in Japan

•	LIBERTY 360° enrollment passes half-way mark of 600 patients

St. Paul, Minn., January 28, 2015 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal second quarter ended December 31, 2014.

The company’s second-quarter revenues increased 38 percent to $44.7 million, from $32.3 million in the second quarter of fiscal 2014. Coronary revenues grew to $6.3 million. Customer reorder revenues remained strong at 95 percent of total revenue, compared to 96 percent a year ago. The gross profit margin increased to 79 percent from 77 percent, benefiting from higher average selling prices of coronary products and lower device unit costs than in the prior-year quarter.

CSI’s fiscal 2015 second-quarter net loss was $(5.3) million, or $(0.17) per common share, compared to a net loss of $(8.7) million, or $(0.32) per common share, in the fiscal 2014 second quarter. Adjusted EBITDA improved to $(1.3) million compared to $(4.6) million a year earlier. Losses narrowed from the prior year as revenue gains exceeded the growth of planned investments, including over $12 million related to the coronary market. Overall, expenses were favorable to guidance, due to lower than expected expenses for sales force expansion and timing of projects. Excluding net coronary investments, adjusted EBITDA was positive for the quarter.

In the first six months of fiscal 2015, revenues increased to $86.1 million, up 39 percent from the fiscal 2014 six-month period. Gross margin increased to 79 percent compared to the prior-year period of 77 percent, while operating expenses rose 31 percent, primarily due to planned investments, including over $24 million of coronary market related expenses. Adjusted EBITDA loss decreased by $(3.3) million to $(5.5) million, while the net loss totaled $(13.5) million, or $(0.43) per common share, compared to $(16.0) million, or $(0.61) per common share, in fiscal 2014. Excluding net coronary investments, adjusted EBITDA was positive year to date.

David L. Martin, CSI’s President and Chief Executive Officer, said, “Our unique orbital atherectomy technology for the treatment of peripheral and coronary artery disease continues to gain adoption in the vastly underserved, multi-billion dollar calcified artery disease markets, driving year-over-year revenue growth of more than 30 percent in the last four consecutive quarters.”

CSI’s Peripheral Orbital Atherectomy System (OAS) consistently treats peripheral artery disease (PAD), including calcified plaque both above and below the knee, while allowing physicians to use tibiopedal access in the ankle or the foot with 4 Fr introducer sheath compatibility. The use of smaller sheaths has been shown to reduce procedure and recovery times, access site complications, and radiation exposure for patients and healthcare professionals.

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Cardiovascular Systems, Inc.
January 28, 2015

Approximately 4 million people in the U.S. are estimated to have critical limb ischemia (CLI), an undertreated, advanced form of PAD dominated by calcium in small vessels that contributes to over 160,000 debilitating amputations annually.

CSI’s Coronary OAS is the first and only atherectomy device approved to specifically treat severely calcified coronary arteries. Data shows that significant coronary calcium results in higher rates of major adverse coronary events (MACE) and death. It’s estimated that significant calcium is present in nearly 400,000 of U.S. coronary procedures performed annually.

Continued Strong Adoption of the Diamondback® Coronary Orbital Atherectomy System
During the fiscal second quarter, CSI passed the one-year anniversary of receiving FDA approval of the Diamondback 360® Coronary OAS in the United States. Since FDA approval on October 21, 2013, over 4,000 patients have been treated using CSI’s orbital atherectomy technology.

Next month, CSI plans to share the two-year data from the ORBIT II study at CRT 2015. CSI’s ORBIT II pivotal clinical study evaluated safety and effectiveness of the Diamondback 360 in treating patients with severely calcified coronary lesions. The one-year data from this study demonstrated superior rates of freedom from MACE of 84 percent, and freedom from target lesion revascularization of 95 percent, compared to historical data for this difficult-to-treat patient population. CSI expects continued positive long-term outcomes with the two-year data.

CSI began to broaden the controlled commercial rollout of the Coronary OAS during the fourth quarter of fiscal 2014 when it started training its PAD sales representatives to sell the Coronary OAS in addition to the company’s peripheral system. Going into the 2015 fiscal third quarter, CSI has approximately 100 sales representatives selling the Coronary OAS, including 80 of these “hybrid” sales representatives. CSI plans to cross-train about 25 PAD sales representatives each quarter.

According to Martin, “Nearly 70 percent of our PAD customers are interventional cardiologists who treat calcified lesions throughout the body. Our new hybrid sales representatives can now offer both our Peripheral and Coronary OAS to these physicians. To date, we’re seeing improved productivity in this hybrid group and remain confident that they will drive continued strong revenue growth, while providing a path to future profitability.”

COAST Coronary Study Enrollment Completed in Japan
COAST is a prospective, single-arm, multi-center, global study designed to evaluate the safety and efficacy of CSI’s new investigational Coronary Micro Crown OAS. CSI plans to enroll up to 100 subjects at up to 15 U.S. sites and five sites in Japan.

Data from this study is expected to help secure approval for the use of the new micro crown OAS in CAD patients in the world’s two largest coronary markets, the U.S. and Japan. On November 20, 2014, CSI reached an important milestone by completing its required number of enrollments in Japan. Enrollment in the United States is expected to be completed in mid-calendar 2015.

The investigational 1.25 mm micro crown is CSI’s second-generation system designed to facilitate stent delivery in patients with severely calcified lesions who are acceptable candidates for percutaneous transluminal coronary angioplasty (PTCA) or stenting. The micro crown OAS is designed to improve the tracking and piloting of the OAS driveshaft and treat lesions while operating at lower rotational speeds.

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Cardiovascular Systems, Inc.
January 28, 2015

LIBERTY 360° Trial Enrolls 600th Patient
LIBERTY 360° is a prospective, observational, multi-center clinical study evaluating acute and long-term clinical, quality of life and economic outcomes of endovascular device intervention in patients with distal outflow peripheral arterial disease. This study is designed with unique endpoints to demonstrate how CSI’s PAD systems provide effective long-term clinical and economic outcomes compared to other treatment alternatives.

Enrollment of patients in this study accelerated during the second fiscal quarter. In mid-January, CSI enrolled the 600th patient, an increase of about 350 since June 30, 2014. The company is currently enrolling up to 1,200 patients in this study, which is expected to be completed in calendar 2015.

Fiscal 2015 Third-Quarter Outlook
Martin said, “We enter into the second half of fiscal year 2015 with many favorable market factors, including differentiated products addressing multi-billion dollar market opportunities that were previously underserved, and attractive reimbursement levels. As a result, we are expanding our sales organization to take full advantage of these opportunities. We expect these investments to continue building our market leadership and enhance future growth.”

For the fiscal 2015 third quarter ending March 31, 2015, CSI anticipates:

•	Revenue growth of 32 percent to 36 percent over the third quarter of fiscal 2014, to a range of $46.0 million to $47.7 million;

•	Gross profit as a percentage of revenues similar to the second quarter of fiscal 2015;

•	Operating expenses approximately 17 percent higher than the second quarter of fiscal 2015, primarily due to expansion of the sales force; and

•	Net loss in the range of $(10.0) million to $(11.0) million, or loss per common share ranging from $(0.32) to $(0.35), assuming 31.6 million average shares outstanding.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second-quarter results today, January 28, 2015, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (844) 421-0596 and enter access number 62308062. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor section of the company’s website, www.csi360.com, and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 and enter access number 62308062. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, January 28, 2015, through 10:59 p.m. CT on Wednesday, February 4, 2015.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

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Cardiovascular Systems, Inc.
January 28, 2015

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, nearly 182,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the extensive market opportunity for our technology, including the estimate of a multi-billion dollar market opportunity; (ii) the coronary launch strategy and timeline; (iii) the expected training and expansion of our sales organization; (iv) the expectation that our hybrid sales strategy will drive continued strong revenue growth and provide a path to profitability in the future; (v) the expected continued positive long-term outcomes with the two-year ORBIT II data; (vi) the LIBERTY 360° trial, including the number of patients expected to be enrolled and the timing of enrollment; (vii) the COAST trial, including the number of patients expected to be enrolled, the timing of enrollment, and the potential to secure approval of the new micro crown OAS in the U.S. and Japan; (viii) anticipated revenue, gross profit, operating expenses, and net loss; (ix) the expectation that investments will continue building CSI’s market leadership; and (x) potential future growth of CSI, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, dependence on market growth; the reluctance of physicians, hospitals and other organizations to accept new products; the experience of physicians regarding the effectiveness and reliability of CSI’s products; actual clinical trial and study results; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; the impact of competitive products and pricing; the difficulty to successfully

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Cardiovascular Systems, Inc.
January 28, 2015

manage operating costs; fluctuations in quarterly results; agreements with third parties to sell their products; regulatory developments in the U.S. and foreign countries; FDA and international regulatory clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Micro Crown OAS
CSI has commenced its COAST Investigational Device Exemption clinical trial to evaluate the safety and efficacy of its new micro crown orbital technology in treating severely calcified lesions within the coronary arteries. This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

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Cardiovascular Systems, Inc.
January 28, 2015

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$44,732	$32,337	$86,086	$62,103
Cost of goods sold	9,346	7,313	18,231	14,177
Gross profit	35,386	25,024	67,855	47,926
Expenses:
Selling, general and administrative	32,553	27,468	66,060	52,839
Research and development	8,085	5,051	15,237	9,429
Total expenses	40,638	32,519	81,297	62,268
Loss from operations	(5,252)	(7,495)	(13,442)	(14,342)
Interest and other, net	(21)	(1,163)	(55)	(1,608)
Net loss and comprehensive loss	$(5,273)	$(8,658)	$(13,497)	$(15,950)

Net loss and comprehensive loss per common share:
Basic and diluted	$(0.17)	$(0.32)	$(0.43)	$(0.61)

Weighted average common shares used in computation:
Basic and diluted	31,487,358	27,177,952	31,399,234	25,964,660

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Cardiovascular Systems, Inc.
January 28, 2015

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	December 31,	June 30,
	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$101,344	$126,592
Accounts receivable, net	26,064	21,383
Inventories	13,957	12,890
Prepaid expenses and other current assets	4,084	1,846
Total current assets	145,449	162,711
Property and equipment, net	30,940	15,297
Patents, net	4,150	3,823
Other assets	70	70
Total assets	$180,609	$181,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$—	$2,400
Accounts payable	18,302	12,699
Accrued expenses	12,185	14,630
Total current liabilities	30,487	29,729
Long-term liabilities
Other liabilities	1,967	117
Total long-term liabilities	1,967	117
Total liabilities	32,454	29,846
Commitments and contingencies
Total stockholders' equity	148,155	152,055
Total liabilities and stockholders' equity	$180,609	$181,901

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Cardiovascular Systems, Inc.
January 28, 2015

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Device revenue	$39,966	$28,442	$76,475	$54,648
Other product revenue	4,766	3,895	9,611	7,455
Total revenue	$44,732	$32,337	$86,086	$62,103

Device units sold:
PAD	11,233	9,276	21,508	17,834
CAD	1,631	103	2,892	103
Total device units sold	12,864	9,379	24,400	17,937

New customers:
PAD	62	58	119	108
CAD	68	11	150	11

Reorder revenue %	95%	96%	96%	96%

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Cardiovascular Systems, Inc.
January 28, 2015

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Loss from operations	$(5,252)	$(7,495)	$(13,442)	$(14,342)
Add: Stock-based compensation	3,510	2,555	7,083	4,855
Add: Depreciation and amortization	426	313	833	629
Adjusted EBITDA	$(1,316)	$(4,627)	$(5,526)	$(8,858)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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Cardiovascular Systems, Inc.
January 28, 2015

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com